EXHIBIT 99.2 (a)

INTRODUCTION TO PRO FORMA FINANCIAL INFORMATION

     The following pro forma combined statement of operations has been prepared to give effect to the acquisition of a controlling interest in TechRx Incorporated and the proposed refinancing plan as if they had occurred on June 1, 2001. This proposed refinancing includes (1) the issuance of $200 million aggregate principal amount of ten-year senior subordinated notes due 2012 and a new $225 million credit facility and (2) our use of the net proceeds from the issuance of the notes and borrowings under our proposed new credit facility to repay in full all indebtedness under our existing credit agreement and to redeem all of our outstanding 5% convertible subordinated notes due 2003.

     For the period presented, NDCHealth had a fiscal year end of May 31. TechRx previously had a fiscal year end of June 30, 2001. Because of our acquisition of a controlling interest, TechRx has changed their fiscal year to coincide with ours. As a result, TechRx’s most recent results are for the eleven months ended May 31, 2002. For the purposes of the pro forma combined statement of operations for the year ended May 31, 2002, TechRx’s results for the month of June 2001 have been combined with their results for the eleven months ended May 31, 2002 to provide an equivalent period to NDCHealth financial information for the year ended May 31, 2002. During the month of June 2001, TechRx recorded significant restructuring and impairment charges. Thus, these unusual items are included in the pro forma combined statement of operations for the year ended May 31, 2002.

     The pro forma combined statement of operations is not necessarily indicative of the results of operations that would have occurred if the acquisition or proposed refinancing plan had occurred on the date indicated or expected financial results of operations in the future. The pro forma combined statement of operations should be read in conjunction with the related notes to the pro forma combined statement of operations.